Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Earnings Reflect Strong Results in the Health Care, International, and Other Businesses

o	Net income was $2.28 per share[1] in the quarter, a 37% increase over fourth quarter 2005. Adjusted income from operations[2] was $2.61 per share[1], a 40% increase over fourth quarter 2005.

o	Medical membership increased by 3% in 2006, including approximately 165,000 members gained with the Star HRG acquisition. Medical membership is expected to grow 5% to 6% in 2007.

o	The company repurchased approximately 4.5 million shares for $550 million during fourth quarter 2006 and approximately 25 million shares for $2.8 billion for the full year 2006.

o
The company currently estimates 2007 earnings per share[1,2,7], on an adjusted income from operations basis, to be in the range of $9.95 to $10.55, which represents a $0.45 increase from the previous expectation, updated for the impact of share repurchase to date.

PHILADELPHIA, February 7, 2007 -- CIGNA Corporation (NYSE: CI) today reported net income of $232 million, or $2.28 per share1, for the fourth quarter of 2006 compared with $210 million, or $1.67 per share1, for the same period last year.

For full year 2006, net income was $1.16 billion, or $10.28 per share1, compared with $1.63 billion, or $12.52 per share, in 2005. Full year 2005 net income included $349 million of income from discontinued operations and $244 million of income from special items, primarily related to the sale of certain businesses.

CIGNA's adjusted income from operations2 was $266 million, or $2.61 per share1, for the fourth quarter of 2006 versus $235 million, or $1.87 per share1, for the same period last year. This quarter’s earnings reflect strong results in CIGNA's health care and international businesses, as well as improved run-off reinsurance results.

For full year 2006, adjusted income from operations was $1.06 billion, or $9.45 per share1, compared with $1.04 billion, or $8.03 per share1, in 2005. The per share increase for full year 2006 was 18%.

“Our health care, group disability and life and international operations generated strong results in 2006 demonstrating our ability to deliver innovative health and related benefits solutions to meet customers’ needs,” said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. “We significantly improved the fundamentals of our health care business and set the stage for strong membership and earnings growth in 2007. We are confident that we will continue to succeed in the market place by using our strengths and capabilities in consumerism and health advocacy to enhance and improve the health and well-being of our members.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations2 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	December 31, 2006	December 31, 2005	September 30, 2006
Adjusted income from operations[2]	$266	$235	$268
Realized investment gains (losses), net of taxes	14	(29)	34
Special items,[3] net of taxes	(48)	4	-
Income from continuing operations	$232	$210	$302
(Loss) from discontinued operations	-	-	(4)
Net income	$232	$210	$298
Adjusted income from operations[2], per share[1]	$2.61	$1.87	$2.48
Income from continuing operations, per share[1]	$2.28	$1.67	$2.79
Net income per share[1]	$2.28	$1.67	$2.75

•	Consolidated revenues were $4.2 billion for both the fourth quarter of 2006 and for the fourth quarter of 2005.

•
Health care medical claims payable[4] were approximately $710 million at December 31, 2006 and $800 million at December 31, 2005. The decline primarily reflects the impact of favorable prior year claim development during 2006.

•
The company repurchased on the open market approximately 4.5 million shares of its stock for $550 million during the fourth quarter of 2006 and approximately 25 million shares for $2.8 billion for the full year 2006. To date in 2007, the company repurchased approximately 1.7 million shares[5] for $220 million. On January 24, 2007, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. As of February 7, 2007, the company has approximately $760 million of stock repurchase authority available.

•
Cash and short term investments at the parent company were approximately $425 million at December 31, 2006 and $1.0 billion at December 31, 2005. The decrease reflects the impact of significant stock repurchase activity.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[2], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$176	$160	10%	$177	(1)%
Premiums and Fees	$2,577	$2,621	(2)%	$2,474	4%
Segment Margin, After-Tax[6]	5.9%	5.4%	50 bps	6.1%	(20) bps
Total Medical Membership	9,389	9,090	3%	9,321	1%

•
Adjusted segment earnings include favorable after-tax prior year claim development of $11 million for each of the quarters presented above. Excluding prior year claim development, the fourth quarter 2006 adjusted segment earnings were driven by better than expected results from our experience-rated business and strong contributions from our specialty healthcare businesses. The adjusted segment earnings also include the favorable impact of an insurance recovery offset by certain non-recurring expense items.

•
Health Care segment premiums and fees reflect the loss of a large prescription drug contract in 2006, which had minimal earnings impact. Excluding the impact of this account, premiums and fees increased by approximately 11% year-over-year, primarily due to increased guaranteed cost medical membership and rate increases.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$46	$52	(12)%	$58	(21)%
Premiums and Fees	$546	$548	--	$528	3%
Segment Margin, After-Tax[6]	7.2%	7.9%	(70) bps	9.2%	(200) bps

•
Adjusted segment earnings in the quarter continue to reflect competitively attractive margins driven by strong disability management results. As previously communicated, adjusted segment earnings for the third quarter 2006 benefited from the net favorable impact of reserve reviews of $12 million after-tax.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$34	$23	48%	$31	10%
Premiums and Fees	$409	$320	28%	$388	5%
Segment Margin, After-Tax[6]	7.9%	6.8%	110 bps	7.6%	30 bps

•
Adjusted segment earnings, as well as premiums and fees, were strong in the quarter due to substantial growth in the U.S. expatriate benefits business and the life, accident and health insurance business, particularly in South Korea.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr. 2006	Fourth Qtr. 2005	Change	Third Qtr. 2006	Change
Run-off Retirement	$1	$5	(80)%	$5	(80)%
Run-off Reinsurance	$8	$(35)	--	$(6)	--
Other Operations	$24	$35	(31)%	$25	(4)%
Corporate	$(23)	$(5)	--	$(22)	(5)%

•	Run-off Reinsurance results for the quarter include favorable reserve development and settlement activity related to the personal accident and worker’s compensation lines of business.

OUTLOOK

•
CIGNA currently estimates full year 2007 consolidated adjusted income from operations[2,7] to be in the range of $1.0 billion to $1.06 billion, or $9.95 to $10.55 per share[1], including $665 million to $715 million for the Health Care segment.

•
CIGNA currently estimates first quarter 2007 consolidated adjusted income from operations[2,7] to be in the range of $235 million to $255 million, or $2.35 to $2.55 per share[1], including $155 million to $165 million for the Health Care segment.

•	CIGNA’s earnings per share[1] outlook excludes the impact of any future stock repurchase.

•	Medical membership is expected to grow organically by 5% to 6% in 2007.

•	Management will provide additional information about the 2007 earnings outlook on CIGNA's fourth quarter 2006 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review fourth quarter 2006 results and discuss the full year and first quarter 2007 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations excluding realized investment results. Adjusted income (loss) from operations is segment earnings (loss) excluding special items (which are identified and quantified in Note 3). Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), income from continuing operations and net income. See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), income from continuing operations, and consolidated net income.

3.	The special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings and the calculation of segment margins are:

Fourth Quarter 2006

o	After-tax charge of $25 million resulting from settlement of the shareholder class-action lawsuit.

o	After-tax charge of $23 million related to CIGNA's continuing efforts to improve operating efficiency in its Health Care operations and supporting areas.

Fourth Quarter 2005

o	After-tax gain of $4 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.

4.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $960 million as of December 31, 2006 and $1.165 billion as of December 31, 2005.

5.
Repurchases were also made and may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout periods.

6.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues. Segment margin including special items for the Health Care segment was 5.4% for the three months ended December 31, 2006.

7.
Information is not available for management to reasonably estimate future net income at this time. Full year 2007 net income will include realized investment results, which are not predictable, and may include special items. Information is not available for management to identify, or reasonably estimate 2007 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, CIGNA's cost reduction programs and activities, litigation and other legal matters, operational improvement in the health care operations, and CIGNA's outlook for the first quarter and full year 2007. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” or similar expressions.

You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives and strategic actions in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that medical membership does not grow as expected;

4.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings and federal tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
6.	significant changes in interest rates;
7.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
8.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

9.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

10.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

11.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

12.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

13.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

14.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
15.
changes in public policy and in the political environment which could affect state and federal law, including legislative and regulatory proposals related to health care issues which could increase cost and affect the market for CIGNA's healthcare products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

16.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical and disability expenses, pharmacy costs, and mortality experience to rise significantly and cause operational disruption, depending on the severity of the event and number of individuals affected;

17.	risks associated with security or interruption of information systems which could among other things, cause operational disruption;
18.
challenges and risks associated with the successful management of CIGNA's outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;

19.
risks associated with reaching final agreement and release related to the settlement of a shareholder lawsuit: such as the failure of the parties to negotiate and execute a final settlement agreement; failure of the court to approve the agreement; and uncertainty relating to estimating insurance recoveries, costs to defend and shareholder opt-out experience; and

20.
risk factors detailed in CIGNA's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the fiscal quarter ended September 30, 2006, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. Other sections of the Annual Report on Form 10-K, including the “Risk Factors” section and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements. CIGNA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

				Exhibit 1

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

REVENUES

Premiums and fees	$3,571	$3,544	$13,641	$13,695
Net investment income	271	364	1,195	1,359
Other revenues *	341	337	1,491	1,637
Realized investment gains (losses)	22	(35)	220	(7)

Total	$4,205	$4,210	$16,547	$16,684

ADJUSTED INCOME (LOSS) FROM OPERATIONS **

Health Care	$176	$160	$668	$702
Disability and Life	46	52	226	227
International	34	23	138	102
Run-off Retirement	1	5	11	13
Run-off Reinsurance	8	(35)	(14)	(64)
Other Operations	24	35	95	119
Corporate	(23)	(5)	(62)	(56)

Total	$266	$235	$1,062	$1,043

NET INCOME

Segment Earnings (Loss)

Health Care	$161	$160	$653	$688
Disability and Life	46	52	226	227
International	34	23	138	109
Run-off Retirement	1	9	11	209
Run-off Reinsurance	8	(35)	(14)	(64)
Other Operations	24	35	95	130
Corporate	(56)	(5)	(95)	(12)

Total	218	239	1,014	1,287
Realized investment gains (losses), net of taxes	14	(29)	145	(11)

Income from continuing operations	232	210	1,159	1,276
Income (loss) from discontinued operations	-	-	(4)	349

Net income	$232	$210	$1,155	$1,625

DILUTED EARNINGS PER SHARE:

Adjusted income from operations	$2.61	$1.87	$9.45	$8.03
Realized investment gains (losses), net of taxes	0.14	(0.23)	1.29	(0.08)
Special items, after-tax	(0.47)	0.03	(0.42)	1.88
Income from continuing operations	2.28	1.67	10.32	9.83
Income (loss) from discontinued operations	-	-	(0.04)	2.69

Net income	$2.28	$1.67	$10.28	$12.52
Weighted average shares (in thousands)	101,853	125,561	112,328	129,806

SHAREHOLDERS' EQUITY at December 31:			$4,330	$5,360

SHAREHOLDERS' EQUITY PER SHARE at December 31:			$43.89	$44.23

* Includes the following items:
(1) Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($40 million loss for the fourth quarter of 2006, $96 million loss for the year ended December 31, 2006, $20 million loss for the fourth quarter of 2005, $48 million loss for the year ended December 31, 2005). CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.
(2) Pre-tax accelerated amortization ($8 million for the year ended December 31, 2006, $7 million for the fourth quarter of 2005 and $322 million for the year ended December 31, 2005) of deferred gain on sale of retirement benefits business.
(3) Pre-tax benefit of $6 million ($4 million after-tax) for the year ended December 31, 2005 related to an IRS tax settlement.

** See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles (GAAP).

CIGNA Corporation	Exhibit 2
Supplemental Financial Information
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings						Disability
	Per Share		Consolidated		Health Care		& Life		International
Three Months Ended December 31,	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$2.61	$1.87	$266	$235	$176	$160	$46	$52	$34	$23

Special items, after-tax:
Charge associated with shareholder litigation settlement	(0.24)	-	(25)	-	-	-	-	-	-	-
Charge for cost reduction program	(0.23)	-	(23)	-	(15)	-	-	-	-	-
Accelerated recognition of deferred gain on sale
of retirement benefits business	-	0.03	-	4	-	-	-	-	-	-

Segment earnings (loss) *	2.14	1.90	218	239	$161	$160	$46	$52	$34	$23
Realized investment gains (losses), net of taxes	0.14	(0.23)	14	(29)
Income from continuing operations **	2.28	1.67	232	210
Income (loss) from discontinued operations	-	-	-	-
Net income **	$2.28	$1.67	$232	$210

	Run-off		Run-off		Other
	Retirement		Reinsurance		Operations		Corporate
Three Months Ended December 31,	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$1	$5	$8	$(35)	$24	$35	$(23)	$(5)

Special items, after-tax:
Charge associated with shareholder litigation settlement	-	-	-	-	-	-	(25)	-
Charge for cost reduction program	-	-	-	-	-	-	(8)	-
Accelerated recognition of deferred gain on sale
of retirement benefits business	-	4	-	-	-	-	-	-

Segment earnings (loss) *	$1	$9	$8	$(35)	$24	$35	$(56)	$(5)

	Diluted
	Earnings						Disability
Year Ended December 31,	Per Share		Consolidated		Health Care		& Life		International
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$9.45	$8.03	$1,062	$1,043	$668	$702	$226	$227	$138	$102

Special items, after-tax:
Charge associated with shareholder litigation settlement	(0.22)	-	(25)	-	-	-	-	-	-	-
Charge for cost reduction program	(0.20)	(0.25)	(23)	(33)	(15)	(14)	-	-	-	-
IRS tax settlement	-	0.62	-	81	-	-	-	-	-	7
Accelerated recognition of deferred gain on sale
of retirement benefits business	-	1.57	-	204	-	-	-	-	-	-
Charge associated with modified coinsurance arrangement	-	(0.06)	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	9.03	9.91	1,014	1,287	$653	$688	$226	$227	$138	$109
Realized investment gains (losses), net of taxes	1.29	(0.08)	145	(11)
Income from continuing operations **	10.32	9.83	1,159	1,276
Income (loss) from discontinued operations	(0.04)	2.69	(4)	349
Net income **	$10.28	$12.52	$1,155	$1,625

	Run-off		Run-off		Other
Year Ended December 31,	Retirement		Reinsurance		Operations		Corporate
	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$11	$13	$(14)	$(64)	$95	$119	$(62)	$(56)

Special items, after-tax:
Charge associated with shareholder litigation settlement	-	-	-	-	-	-	(25)	-
Charge for cost reduction program	-	-	-	-	-	-	(8)	(19)
IRS tax settlement	-	-	-	-	-	11	-	63
Accelerated recognition of deferred gain on sale
of retirement benefits business	-	204	-	-	-	-	-	-
Charge associated with modified coinsurance arrangement	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	$11	$209	$(14)	$(64)	$95	$130	$(95)	$(12)

* CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses).

** Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).